                                                                   EXHIBIT 10.24


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LETTER AGREEMENT

                                LA-Midway-FS-0103

                                     between

                           Midway Airlines Corporation

                                       and

                              Fokker Services, Inc.




relating to Aircraft Support Services for its Fokker 100 Aircraft


Dated as July 1, 1996

                                    CONTENTS

                          GENERAL TERMS AND CONDITIONS

                          FOR AIRCRAFT SUPPORT SERVICES

   ARTICLE         Title                                              Page
   -------         -----                                              ----

                   Contents

                   Preamble                                            1

      1            Definitions                                         2

      2            General                                             3

      3            Ordering Procedure                                  3

      4            Terms and Conditions of Payment                     4

      5            Taxes, Duties, Licenses and Special Documents       4

      6            Delay                                               5

      7            Indemnity                                           6

      8            Assignment                                          6

      9            Non-Disclosure                                      7

     10            Applicable Law and Forum                            7

     11            Miscellaneous                                       8

LETTER AGREEMENT NO. LA-Midway-FS-0103 (hereinafter called the "Agreement") dated as of July 1, 1996 between

Midway Airlines Corporation

a Delaware corporation,

(hereinafter referred to as "Buyer")

and

Fokker Services, Inc.

a Virginia corporation

(hereinafter referred to as "Seller").


WHEREAS Buyer desires to obtain Services (as hereinafter defined) from Seller;

WHEREAS Seller desires to render Services to Buyer, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE      in consideration of the mutual covenants hereinafter
                   contained, the parties hereto agree as follows

ARTICLE I          Definitions

For all purposes of this Agreement the following definitions shall apply (such definitions to be equally applicable to both singular and plural forms of the terms defined unless the context otherwise requires).

Aircraft shall mean all aircraft manufactured by Manufacturer or by its predecessors or successors and owned or operated by Buyer.

ATA                shall mean the Air Transport Association of America.

Employee shall mean any person or persons in the employ of, or any officer, director, subcontractor or agent of, Seller, Fokker Services (including any of its subsidiary or affiliated companies) or any of their assignees.

Ex-works shall mean 'ex-works' as defined in Incoterms 1990, or any subsequent edition thereof; issued by the International Chamber of Commerce, Paris, France.

FAA                shall mean the Federal Aviation Administration of the U.S.A.
                   or any successor thereof.

Fokker Industries  shall mean Fokker Elmo B.V. in Woensdrecht, Fokker
                   Aerostructures B.V. and Fokker Special Products B.V. or its successors.

Fokker Services    shall mean Fokker Aircraft Services B.V. in Woensdrecht, the
                   Netherlands and Fokker Product Support B.V. in Amsterdam, the
                   Netherlands.

Manufacturer       shall mean Fokker Aircraft B.V., a Netherlands corporation with its principal office in Amsterdam, The Netherlands.

Manufacturer's     shall mean the detailed design and detailed specification
Design             originated by Manufacturer; or by Shorts Brothers PLC,
                   Belfast, Northern Ireland; or by Daimler-Benz Aerospace
                   Airbus GmbH, Federal Republic of Germany.

RLD shall mean The Netherlands Department of Civil Aviation (Rijksluchtvaartdienst) and any other Netherlands Governmental authority or successor authority having like jurisdiction.

Seller's Facility  shall mean such plant or facility as may be designated by
                   Seller.

Seller Parts       shall mean Aircraft components, systems, accessories,
                   equipment and parts, including ground support equipment and special tools for the Aircraft, manufactured by or on behalf of Fokker Services and/or Fokker Industries to Manufacturer's
                   Design and not incorporated in any Aircraft at the time of delivery thereof.

Services shall mean Aircraft support services described in the Attachments hereto rendered by Seller to Buyer and such other services requested by Buyer that Seller agrees to provide.

Spare Parts        shall mean both Seller Parts and Vendor Parts not
                   incorporated in any Aircraft at the time of delivery thereof.

Vendor shall mean any manufacturer or supplier (other than Seller) of a Vendor Part.

Vendor Parts       shall mean Aircraft components, systems, accessories,
                   equipment and parts including ground support equipment and special tools for the Aircraft other than Seller Parts.

ARTICLE 2          General

This Agreement shall govern the provision of Services by Seller to Buyer. Any Service shall also be subject to (a) the relevant standard conditions applicable to such Service stated in the Attachment hereto related to such Service or (b) if a Service is not covered by an Attachment, to such additional terms and conditions as are agreed upon by Seller and Buyer in writing.

ARTICLE 3          Ordering Procedure

Upon Buyer's request, Seller shall make price and schedule quotations for Services, which quotations shall be valid for a period of 90 (ninety) days after date of issue, unless otherwise stated in the relevant quotation.

Unless otherwise agreed in writing, Services shall be rendered by or through Seller only on the basis of an order in writing by Buyer and either accepted in writing by Seller or by its provision of such Services to Buyer.

All quotations and agreements entered into by Seller with respect to Services shall be governed exclusively by this Agreement, without regard to any purchase orders, letters, general conditions and other documents issued by Buyer, unless otherwise stated in such quotation or agreement, purchase orders, letters, general conditions and other documents which have been accepted or otherwise agreed to by Seller.

ARTICLE 4          Terms and Conditions of Payment

(a) Payment for Services in an amount not exceeding the credit limit fixed by Seller (in its sole discretion) from time to time shall be due and payable within thirty (30) days after the date of the relevant invoice, which in no event will be earlier than the date any particular Service is provided hereunder or the date any particular Seller part, Vendor part, or repaired or overhauled component is delivered to Buyer by Seller; all other amounts shall be due and payable in advance of rendering the Service. The date of confirmation of credit by Seller's bank shall be the date of payment.

(b) If Seller incurs any cost in connection with additional Services rendered to Buyer upon Buyer's request and with Buyer's prior written approval of such costs and additional Services, which costs were not mentioned in any quotation or Order Acknowledgement of Seller, then Buyer shall pay such costs within thirty (30) days after the date of Seller's invoice. Notwithstanding the foregoing, in an AOG situation, Seller may rely upon the verbal approval of Buyer's Vice President of Maintenance or of its Director of Materials in undertaking additional Services and incurring costs in connection therewith, in such a case written confirmation by Buyer will follow.

(c) If any amount due Seller is not received on the date when due hereunder, Buyer shall pay Seller interest on such overdue amount, together with any reasonable expenses of collection (including reasonable attorneys' fees) actually incurred by Seller in connection with such overdue amount. Such interest shall be calculated on the basis of the Prime Rate (U.S. $) as quoted by the Nations Bank in effect at the time such payment is due, plus two percent (2%), calculated on the basis of a 360-day year and actual days elapsed. Claiming or refraining from claiming such compensation from Buyer shall not prejudice any rights of Seller under this Agreement.

(d) Payments by Buyer shall be applied first to any charges or interest owed pursuant to Article 4(c) and then to other amounts owed. If payments are received while amounts owed hereunder are past due, Seller may apply such payments to any amount then due, provided such application is made to amounts Seller in good faith determines are due (of which Seller will give notice to Buyer).

ARTICLE 5          Taxes, Duties, Licenses and Special Documents

(a) Any taxes, duties, imposts or other charges levied by any authority in The Netherlands (including taxes, duties, imposts or other charges in the nature of sales, use, rental or value added taxes) or imposed on or measured by the net income, profits or capital of Seller on Services or on payments to be made to Seller shall be for the account of Seller.

(b)   Any taxes, duties, imposts or other charges which are not covered under
      Article 5(a) above shall be for the account of Buyer. If, under the provisions of any applicable law or regulation, such charges are to be paid by Seller, Buyer shall reimburse Seller. If a claim for any such charges is made against Seller, Seller shall, at Buyer's request and expense, take such action as Buyer may reasonably direct to recover any amount paid by Seller or permit Buyer to file a claim or prosecute an action in Seller's name to recover such payment.

(c) Seller shall obtain and pay for any licenses or special documents required by any authority in The Netherlands for Services to be rendered by or through Seller.

(d) Buyer shall obtain and pay for any licenses or special documents not covered in Article 5(c). Any licenses or special documents to be obtained from the country of origin of any Service and required in Buyer's country of residence shall be arranged, if possible, by Seller. Any costs incurred in obtaining such licenses or special documents shall be borne by Buyer and Buyer shall promptly reimburse Seller for any such costs; provided, however Buyer shall not be responsible for any costs incurred by Seller in performing engineering and related services or providing data or other information in connection with Buyer's receipt of licenses or special documents issued by the FAA necessary to operate the Aircraft unless Buyer elects to obtain licenses or special documents from the FAA in a manner different from that recommended by Seller generally for the Aircraft and other aircraft of the same type.

ARTICLE 6          Delay

Excusable Delay

Seller shall not be responsible for nor be in default under this Agreement on account of any delay in delivery of any Service or other performance hereunder due to any of the following causes: ACTS OF GOD; WAR, WARLIKE SITUATIONS, INSURRECTIONS OR RIOTS, FIRES, ACCIDENTS, FLOODS, EARTHQUAKES, OR NATURAL DISASTERS, EPIDEMICS OR QUARANTINE RESTRICTIONS; ANY GOVERNMENTAL ACT, PRIORITY ALLOCATION REGULATION OR ORDER AFFECTING SERVICES, PRODUCTION, MATERIALS, FACILITIES OR COMPLETED AIRCRAFT; STRIKES OR SIMILAR LABOR TROUBLES CAUSING CESSATION, SLOW-DOWN OR INTERRUPTION OF WORK, WEATHER UNFAVORABLE FOR FLYING, DELAY IN TRANSPORTATION; OR INABILITY AFTER DUE AND TIMELY DILIGENCE TO PROCURE AIRCRAFT COMPONENTS, SYSTEMS, MATERIALS, ACCESSORIES, EQUIPMENT OR PARTS; PREVENTIVE MEASURES TO AVOID DAMAGE TO MATERIALS, FACILITIES OR AIRCRAFT; OR DUE TO ANY OTHER CAUSE BEYOND SELLER'S CONTROL OR NOT OCCASIONED BY SELLER'S FAULT OR NEGLIGENCE.

Delays resulting from any of the foregoing causes are referred to as "Excusable Delay(s)."

Promptly upon the occurrence of any such cause which may result in a delay in the delivery of any Service or in the performance of any other obligation of Seller hereunder, Seller shall give notice of such anticipated delay to Buyer, which notice shall identify such occurrence and specify the period of delay which may be reasonably expected to result therefrom.

ARTICLE 7          Indemnity

BUYER SHALL RELEASE AND DEFEND, HOLD HARMLESS AND INDEMNIFY SELLER, ITS ASSIGNEES AND EACH EMPLOYEE THEREOF, FROM AND AGAINST ALL CLAIMS AND LIABILITIES, DIRECT AND CONSEQUENTIAL DAMAGES, LOSSES AND JUDGMENTS, INCLUDING COSTS AND EXPENSES INCIDENTAL THERETO, WHICH MAY BE SUFFERED BY, ACCRUED AGAINST, BE CHARGED TO OR RECOVERABLE FROM SELLER, ITS ASSIGNEES OR ANY OF THEIR EMPLOYEES, FOR A: DEATH OF OR INJURY TO A PERSON OR PERSONS, SAVE EMPLOYEES OF SELLER OR ITS ASSIGNEES, OR FOR B: LOSS OF OR DAMAGE TO ANY PROPERTY, INCLUDING ANY AIRCRAFT, SAVE PROPERTY OF SELLER, ITS ASSIGNEES OR THEIR EMPLOYEES, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE BY SELLER, ITS ASSIGNEES OR THEIR EMPLOYEES, OF SERVICES IN CONNECTION WITH ANY AIRCRAFT AND WHETHER OR NOT ARISING IN TORT OR STRICT LIABILITY OR OCCASIONED IN WHOLE OR IN PART BY THE FAULT OR NEGLIGENCE OF SELLER, ITS ASSIGNEES OR THEIR EMPLOYEES. THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR TO LIABILITY TO PERSONS OR PARTIES OTHER THEN BUYER ARISING OUT OF AN ACCIDENT CAUSED SOLELY BY A PRODUCT DEFECT IN ANY SPARE PART OR OTHER THING DELIVERED UNDER THIS AGREEMENT. ANY CLAIM RECEIVED BY OR SUIT INSTITUTED AGAINST SELLER FOR WHICH INDEMNIFICATION BY BUYER IS SOUGHT UNDER THIS ARTICLE 7 SHALL BE REPORTED TO BUYER PROMPTLY IN WRITING. UPON BUYER'S ACCEPTANCE OF SELLER'S TENDER OF THE CLAIM OR SUIT TO BUYER HEREUNDER, BUYER SHALL HAVE THE OPTION AT ANY TIME TO CONDUCT NEGOTIATIONS WITH RESPECT TO SETTLEMENT OF THE CLAIM OR SUIT, TO INTERVENE IN ANY SUCH SUIT, AND TO ASSUME, CONDUCT OR CONTROL THE DEFENSE THEREOF. FOR THE PURPOSE OF THIS ARTICLE, "SELLER" SHALL MEAN MANUFACTURER, FOKKER SERVICES, FOKKER INDUSTRIES AS WELL AS SELLER.

ARTICLE 8          Assignment

This Agreement is for the benefit of and binding upon each of the parties hereto and their respective successors and assigns. The rights and obligations hereunder may not be assigned in whole or in part by either party without the prior written consent of the other party, except that Seller may assign any of its rights to receive money hereunder.

ARTICLE 9          Nondisclosure

Except as required by law, neither Buyer nor Seller shall disclose the contents of this Agreement or data (including computer software) and documents furnished under this Agreement to any third party without the prior written consent of the other party. If any disclosure is required by law, then the disclosing party shall use its best efforts to limit or prevent disclosure, including requesting confidential treatment or implementing other means reasonably requested by the non-disclosing party.

ARTICLE 10         Applicable Law and Forum

(a) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING PRINCIPLES OF CHOICE OF LAW AND THE UNITED NATIONS CONVENTION ON INTERNATIONAL SALES OF GOODS.

(b) ALL DISPUTES ARISING IN CONNECTION WITH THIS AGREEMENT AND ITS ATTACHMENT(S) WHICH CANNOT BE SOLVED BY AMICABLE NEGOTIATIONS, SHALL BE FINALLY SETTLED THROUGH ARBITRATION IN ACCORDANCE WITH THE RULES OF THE INTERNATIONAL CHAMBER OF COMMERCE BY ONE OR MORE ARBITRATORS APPOINTED IN ACCORDANCE WITH SAID RULES. JUDGMENT UPON ANY AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PLACE OF ARBITRATION SHALL BE NEW YORK, NEW YORK.

ARTICLE 11         Miscellaneous

(a)   Notices

      All notices and requests in connection with this Agreement shall be given in writing and may be given by airmail, facsimile, cable, telex, teletype or any other customary means of communication addressed as follows:

            Buyer:  Midway Airlines Corporation
                    300 W. Morgan Street, Suite 1200
                    Durham, NC 27701
                    United States of America
                    Attn: Vice President-Maintenance and General Counsel
                    Telefax: +1.919-956 4801

            Seller: Fokker Services Inc.
                    5169 Southridge Parkway
                    Suite 100
                    Atlanta, GA 30349
                    United States of America
                    Attn. The Secretary
                    Telefax +1.770-991 4608

      or to such other addresses as may be specified elsewhere herein or as the party to receive the notice or request shall designate by written notice to the other reasonably in advance of any change. Any notice or request given in connection with this Agreement shall be deemed received, in the case of a facsimile transmission, at the time receipt is confirmed by the addressee or upon the business day following dispatch thereof, in the case of ordinary mail, five days after being deposited in the mail with first class postage prepaid, and in the case of courier service, two days after being sent.

(b)   Headings

      Article and paragraph headings used in this Agreement are for convenient reference only and shall not affect the construction or the interpretation of this Agreement.

(c)   Fokker Services' and Manufacturer's Role

      To the extent that Buyer has expressly waived any rights hereunder with respect to Seller or has agreed to indemnify or otherwise protect Seller, such waiver, indemnity or protection shall also apply to Manufacturer. To the extent that Seller has disclaimed or is relieved of any liabilities hereunder, such disclaimer or discharge shall apply in the same manner and to the same extent to Fokker Services (or any of its subsidiary or affiliated companies) and Manufacturer. To the extent that certain obligations of Seller under this Agreement are to be performed by Fokker Services (or any of its subsidiary or affiliated companies), Seller shall cause the subject company to perform such obligations.

(d)   Amendments

      This Agreement may be amended, waived or supplemented only by a writing signed by the parties hereto.

      Entire Agreement

      This Agreement contains the entire agreement of the parties and there are no promises, understandings or agreements pertaining to this Agreement other than as stated herein.

(f)   Attachments etc.

      Any Attachments, Exhibits and Annexes hereto are part of this Agreement.

(g)   Termination, etc.

      (1) Seller may terminate this Agreement instantly upon a material breach of this Agreement by Buyer, provided that Buyer has received written notice of such breach from Seller and has been afforded at least a ten (10) business day period to cure such breach. Prior notice shall not be required, if Buyer is insolvent or if a proceeding is commenced by or against Buyer seeking relief under the laws relating to bankruptcy or insolvency.

      (2) Seller reserves the right to suspend delivery of Spare Parts or the performance of any other Service or obligation or to cancel any outstanding order therefor in the event any amount due hereunder has not been paid within ten (10) business days following notice from Seller. Any costs incurred by Seller as a result of such suspension or cancellation shall be paid promptly by Buyer. If Seller has suspended performance, then Seller shall, after payment of all amounts due and receipt of adequate assurance of future performance by Buyer, resume the delivery of Spare Parts or the rendering of any other Service pursuant to price and delivery conditions prevailing at that time. The failure of Seller to enforce any of its remedies or to require strict performance of any obligations of Buyer hereunder shall not constitute a present or future waiver of such remedy or obligation.

      (3) Any obligation of a party hereto which accrued prior to such termination, suspension or cancellation and remains unsatisfied as of the date thereof shall survive the termination, suspension or cancellation of this Agreement until satisfied.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                              Midway Airlines Corporation


                              By: /s/ J S Waller
                                  ---------------------------

                              Title: SENIOR VICE PRESIDENT
                                     GENERAL COUNSEL
                              Date:  September 23, 1996
                              Place: Durham, N.C.

                              Midway Airlines Corporation

                              By:
                                  ---------------------------

                              Title:
                              Date:
                              Place:



                              Fokker Services Incorporated
                              By: [ILLEGIBLE]
                                  ---------------------------

                              Title: [ILLEGIBLE]
                              Date: [ILLEGIBLE]
                              Place: [ILLEGIBLE]


                              Fokker Services, Incorporated


                              By:
                                  ---------------------------

                              Title:
                              Date:
                              Place:

                                  ATTACHMENT A

                       STANDARD CONDITIONS FOR SPARE PARTS

                             SUPPLY FOR THE AIRCRAFT

                             CONTENTS - ATTACHMENT A

       ARTICLE           Title                                     Page
       -------           -----                                     ----

                         Contents

       1                 Procurement and Order Processing          3

       2                 Delivery                                  5

       3                 Pricing                                   6

       4                 Acceptance                                7

       5                 Warranty                                  7


       6                 Vendor Warranties                         12

ARTICLE 1          Procurement and Other Processing

(a)   Ordering

      Orders for Spare Parts shall be placed by Buyer by a written purchase order ("Purchase Order"), or by telex, facsimile or any other written instrument confirmed by Purchase Order, or electronic ordering as specified in Spec 2000 unless the parties have agreed in writing to an alternative ordering procedure.

      Each Purchase Order shall include an order number or the specific contract number, part number, quantity, nomenclature, required delivery schedule, and detailed forwarding instructions, such as forwarding address, accounting address and the marking required to be put on the packing, if such instructions have not been agreed upon or differ from those agreed upon.

(b)   Order Acknowledgement

      Seller shall accept Buyer's Purchase Order in writing by means of an order acknowledgement ("Order Acknowledgement"), unless the parties have agreed in writing to an alternative acknowledgement procedure. Seller's Order Acknowledgement shall include Buyer's order number or specific contract number and, for each part, the part number, applicable unit price, extended value and the scheduled delivery date. An order is not binding upon Seller unless accepted by Seller in accordance with this Article 1(b) or by Sellers' provision of items requested in such Purchase Order.

      Buyer shall inform Seller within thirty (30) days after the date of Seller's Order Acknowledgement of any discrepancy between Seller's Order Acknowledgement and Buyer's Purchase Order.

(c)   Purchase Order Fulfillment

      In filling Purchase Orders for Spare Parts, Seller reserves the right to make any necessary corrections or changes in part number and nomenclature or to substitute parts, provided that interchangeability between the Spare Parts is not affected. Seller shall give Buyer prompt written notice of any such correction, change or substitution and any effect on price resulting therefrom. Promptly after the receipt of such notice, Buyer shall advise Seller (in the same manner in which Buyer received notice from Seller) whether or not such change of price is acceptable to Buyer.

(d)   Cancellation of Orders

      Buyer may cancel a Purchase Order for any Spare Part prior to delivery thereof. Upon any such cancellation, Seller may recover any actual damages arising therefrom in an amount not more than the purchase price of the Spare Parts covered by the Purchase Order:

      (1) If work accomplished on the Purchase Order has been limited to Seller's Spare Parts department or the part has been identified as "shelf stock" in the Seller Parts price list, no cancellation charges shall be assessed;

      (2) If production planning has been completed on the Purchase Order and shop orders have been written, but no shop time or material charges have been made against the Purchase Order, the cancellation charge shall be ten percent (10%) of the purchase price; or

      (3) If shop time or material charges have been incurred solely in connection with the fulfillment of the Purchase Order, the cancellation charge shall be based on the cost of such time, materials and transportation costs, if any.

(e)   Urgent Demand Service

      Seller operates a twenty-four (24) hour-a-day, seven (7) day-a-week emergency Spare Parts supply service in order to facilitate the prompt supply to Buyer of spare Parts for AIRCRAFT ON GROUND ("A.O.G.") and CRITICAL (imminent A.O.G. or work stoppage) purposes only.

      If Seller receives an urgent order from Buyer for specific Spare Parts, Seller shall promptly confirm receipt of the order and advise Buyer about the action taken in the case of:

      (1) an A.O.G. order, within four (4) hours after receipt of the relevant order;

      (2) a Critical order, within twenty-four (24) hours after receipt of the relevant order;

      (3) an Expedite (less than published or quoted leadtime) order, within seven (7) days after receipt of the relevant order.

      In the event of any inquiry from Buyer for delivery of Spare Parts under this Article 1(e), Seller will respond within the same time periods stated herein. Orders and inquiries for A.0.G. or Critical service shall state "A.O.G. repeat A.O.G." or "Critical repeat Critical", respectively, and the serial number of the affected Aircraft.

ARTICLE 2          Delivery

(a)   Delivery of Spare Parts

      All deliveries of Spare Parts shall be made Ex-works William B. Hartsfield Airport, Atlanta, Georgia, unless otherwise specified by Seller. A.O.G. and/or Critical drop shipment out of Amsterdam, the Netherlands, or by any supplier will be for the account of Buyer.

(b)   Packing

      All Spare Parts shall be packed in suitable export packing generally in accordance with ATA Specification 300 Cat. II. If specifically requested by Buyer, ATA Specification 300 Cat. containers or equivalents shall be used and the extra costs involved shall be for Buyer's account.

(c)   Shipment

      (1) If Seller, pursuant to Buyer's request, arranges transportation of Spare Parts to Buyer, all costs and expenses incurred by Seller in connection therewith shall be for Buyer's account unless agreed otherwise. To the extent practicable, all transportation of Spare Parts shall be arranged by Seller by air-freight, freight payable at destination by Buyer.

      (2) All Spare Parts shipments shall be accompanied by packing documents indicating Buyer's Purchase Order number, quantity shipped, part number, key word and total value.

      (3) Upon request, Seller shall inform Buyer as soon as practicable about shipping arrangements made.

(d)   Certification

      All Spare Parts delivered by Seller to Buyer shall be accompanied by an Authorized Release Certificate or a similar document issued by a duly authorized person.

(e)   Title and Risk

      (1) Risk of loss of or damage to the Spare Parts supplied by Seller to Buyer shall pass from Seller to Buyer at delivery of the Spare Parts in accordance with Article 2(a). Risk of loss of or damage to Spare Parts rejected by Buyer pursuant to Article 4 shall remain with Buyer until such Spare Parts are redelivered to Seller in accordance with Article 4.

      (2) Seller will convey to Buyer good title to each Spare Part free and clear of all liens, claims, charges and encumbrances upon the later of (A) delivery of such Spare Part or (B) receipt of full payment for such Spare Part.

      (3) Upon request of Seller and at Buyer's expense, Buyer shall cooperate in vesting a perfected security interest or other first lien, valid under applicable law, on Spare Parts supplied or to be supplied by Seller to Buyer hereunder, to secure Seller's rights with respect to Spare Parts for which Seller has not yet received full payment.

ARTICLE 3          Pricing

(a)   Seller Parts

      Seller shall issue price lists for Seller Parts and, except as otherwise provided in this Article 3, such prices shall be firm for the period of time stated in the price list. The prices charged will be those in effect on the date of receipt of Buyer's Purchase Order. Seller reserves the right to revise the prices quoted in Seller's price lists, but such price revisions shall only be effective ninety (90) days after notifying Buyer of such price revisions.

(b)   Vendor Parts

      Vendor Parts shall be priced in accordance with Seller's sales price for such Vendor Parts prevailing on the date of receipt by Seller of Buyer's Purchase Order, except that the price stated in any Seller quotation for a Vendor Part shall be applicable if Buyer places its Purchase Order within the validity period and otherwise complies with any other conditions of said quotation.

(c)   Price Revisions

      Seller shall issue to Buyer price lists for Seller Parts and prices shall be firm for the calendar year stated in the price list. The prices charged will be those in effect on the date of receipt of Buyer's Purchase Order. Seller reserves the right to revise the price for Spare Parts from the date of quotation, and unless Buyer's Purchase Order has been accepted by Seller pursuant to this Agreement, until delivery to Buyer in the following cases:

      - significant revision in the price charged to Seller by Vendors or suppliers;

      -  significant revision due to variation in currency exchange rates; or

      - significant error in estimation or expression of any price, which will be effective immediately after notification of Buyer.

      For the purpose of this Article 3(c), a significant price revision or error shall mean a discrepancy in the extended orderline price published or quoted by Seller of at least twenty percent (20%) or One Thousand Dollars (U.S. $1,000.00).

      Seller shall notify Buyer of any such revision or error and, upon request, submit to Buyer reasonable proof of such significant revision or error.

(d)   General

      Any services ancillary to the sale of Spare Parts that are requested by Buyer and not covered under Article 3(a) or (b) above shall be charged according to Seller's sales prices prevailing on the date on which such ancillary services are rendered to Buyer.

      Requests for urgent demand service pursuant to Article 1(e) will result in a price increase to cover Seller's additional out-of-pocket-costs. Upon request, Seller shall substantiate such costs to Buyer.

ARTICLE 4          Acceptance

(a) Within fourteen (14) days ("Inspection Period") after the receipt by Buyer of any Spare Part, Buyer shall notify Seller in writing of any alleged nonconformity of the Spare Part with Buyer's Purchase Order as acknowledged by Seller, taking into account Seller's customer order status information or other formal written information concerning such Purchase Order and Order Acknowledgement. Such notice shall state the grounds for Buyer's conclusion of nonconformity.

(1)) Upon receipt of such notice, Seller shall promptly notify Buyer whether Seller agrees that such a nonconformity exists and any corrective procedure which Seller will apply. Upon Seller's request, Buyer shall return any such nonconforming Spare Part to Seller in accordance with article 5(f) and Seller will reimburse Buyer for all freight charges incurred in connection with such return.

(c) If Seller is not notified by Buyer of any nonconformity within the Inspection Period, Buyer shall be deemed to have accepted the Spare Part and to have waived all its claims in respect thereto, except the contractual warranty provisions.

(d) Any damage or defect attributable to transportation or handling after delivery to Buyer are for Buyer's account and shall be dealt with by Buyer directly with the insurance company or carrier involved.

ARTICLE 5          Warranty

(a) Subject to the limitations and conditions hereinafter set forth, Seller warrants that each Seller Part supplied hereunder shall at the time of delivery by Seller be free from defects in material and workmanship (hereinafter collectively referred to as "defects"). The warranty set forth above shall apply to factory-new Seller Parts only.

(b)   Exceptions

      (1) The warranties set forth in Article 5(a) shall not apply to Vendor Parts.

      (2)   Seller shall be relieved from its warranty obligations under this
            Article 5 with respect to the particular defect if the defect results from:

            (a) Buyer's failure to operate, maintain and repair the Seller Part or the Aircraft in which the Seller Part was installed in accordance with Buyer's maintenance and operating programs approved by the airworthiness authority having jurisdiction over Buyer and Seller's written instructions; or

            (b) the Seller Part being used in combination with any part not specifically approved by Seller, unless Buyer furnishes reasonable evidence that use of such part was not a direct or indirect cause of the defect.

(c)   Warranty and Notice Periods

      Buyer's remedy and Seller's obligation and liability under this Article 5, with respect to each defect, are conditioned upon the defect having become apparent to Buyer within the applicable warranty period and Seller's warranty administrator at Seller's Facility having received prompt written notice of the defect from Buyer not later than ninety (90) calendar days after the defect becomes apparent to Buyer. The warranty period is eighteen (18) months after delivery of each Seller Part, with a specific serial number, and six (6) months after delivery of other Seller parts.

(d)   Return and Notification

      Buyer's remedy and Seller's obligation and liability under this Article 5, with respect to each defect, are also conditioned upon:

      (1) the prompt return by Buyer if requested by Seller of the Seller Part claimed to be defective to Seller's Facility, provided that such return shall not be required if Buyer elects to scrap nonrepairable defective Seller Parts at Buyer's facilities in accordance with
            Article 5(g);

      (2) the submission by Buyer at Seller's Facility of a warranty claim form relating to such defect that includes the following information:

            (a) identification of the Seller Part involved, including Seller's part number, serial number (if such part has a serial number), nomenclature, delivery date and the quantity claimed to be defective;

            (b) identification of the Aircraft (serial number) from which each Seller Part was removed;

            (c)   the position of the Seller Part in the Aircraft;

            (d) date the claimed defect became apparent to Buyer and, if available, the total number of flight hours or cycles accumulated by the Seller Part at that date; and

            (e) description of the claimed defect and applicable circumstances requiring removal.

      (3) reasonable proof that the claimed defect is subject to the warranty set forth in Article 5(a) and that such defect did not result from any act or omission of Buyer described in Article 5(b)(2); and

      (4)   investigation by Seller of all warranty claims.

      Seller shall notify Buyer in accordance with Article 5(i) of the disposition of each such claim, including the remedy specified in Article 5(e) that Seller reasonably elects to apply.

(e)   Remedies

      (1)   Buyer's remedy and Seller's obligation and liability under this
            Article 5, with respect to each defect, are limited to the repair of such defect in the Seller Part in which the defect appears, or, at Seller's option, to the furnishing of a replacement Seller Part, and

      (2) as to any Seller Part repaired or furnished as a replacement by Seller pursuant to Article 5(e)(1), to the repair or replacement of such Seller Part for any further defect in material or workmanship, provided:

            (i) such further defect becomes apparent to Buyer within any unexpired remainder of the warranty period specified in
                  Article 5(c); and

            (ii) Seller's warranty administrator at Seller's Facility receives written notice of such further defect from Buyer within ninety
                  (90) calendar days after it first becomes apparent to Buyer.

(f)   Returned Items

      All repairs, replacements and corrections described in Article 5(e) performed by Seller shall be at Seller's expense and at Seller's Facility or at such other place as may be mutually agreeable and with reasonable care and dispatch in order that the Seller Part involved will not be out of service longer than necessary.

      Buyer shall pay the cost of transportation (in accordance with common industry practices) to Seller's Facility or such other place as may be mutually agreeable of any Seller Part claimed to be defective. Seller shall reimburse Buyer for all freight charges incurred by Buyer in connection with such return of any Seller Part determined to be defective under the terms of this Article 5. Seller will pay all freight charges (in accordance with common industry practices) for the return to Buyer of any Seller Part repaired or corrected or of any replacement Seller Part.

      If Seller furnishes a replacement Seller Part for any Seller Part returned by Buyer, title to the returned Seller Part shall pass to Seller concurrently with delivery of such replacement to Buyer. Any such replacement shall be delivered Ex-works William B. Hartsfield Airport, Atlanta, Georgia.

      Title to and risk of loss of or damage to any Seller Part returned by Buyer to Seller, and for which no-replacement Seller Part is being provided, shall at all times remain with Buyer, except as to loss or damage chargeable to Seller according to applicable law, provided that, in no event shall Seller be liable for loss of use or any other indirect or consequential damages. Under this Article 5(f), the party that has the risk of loss or damage with respect to any Seller Part shall have the responsibility of providing adequate insurance for said Seller Part.

(g)   Nonrepairable Seller Part

      Buyer may scrap any defective nonrepairable Seller Part at Buyer's Facility, provided that Seller's authorized representative has confirmed in writing that such Seller Part is nonrepairable and is not required for investigation by Seller.

(h)   Wear and Tear

      Normal wear and tear and the need for regular maintenance and overhaul in accordance with Seller's provided instructions in whatever form, shall not constitute a defect under this warranty. The warranty period set forth in
      Article 5(c) shall not apply to items such as rubber parts, filters, shelf life limited parts or similar items which Seller demonstrates are unable to meet such standards because of their ultimate design life or function (determined by the state of the art at the time of design).

(i)   Seller's Nonresponse

      If Buyer is not notified by Seller of the disposition of Buyer's warranty claim within sixty (60) days after receipt by Seller of the claim including all written information required by Article 5(d)(2) and the defective Seller Part if so requested by Seller, the defect shall be deemed covered by Seller's warranty.

(j)   Applicability of Seller's Warranty

      It is Seller's intention that replacement, repair or correction of Seller Parts claimed by Buyer to be defective be implemented with the least possible delay and to this end any action taken by Seller, prior to completion of its review of Buyer's warranty claim, shall not prejudice Seller's right thereafter to dispute the applicability of Seller's warranty to any item so replaced, repaired or corrected and to recover its reasonable costs and expenses with such replacement, repair or correction, in the event that Seller's warranty is determined not to apply.

(k) THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER AND REMEDIES OF BUYER SET FORTH IN THIS ARTICLE AND ARTICLE 6 OF THIS ATTACHMENT A ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER, ITS ASSIGNEES AND EACH EMPLOYEE THEREOF AND RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST SELLER, ITS ASSIGNEES OR ANY OF THEIR EMPLOYEES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMITY OR DEFECT IN, OR DELAY IN DELIVERY OF, ANY SPARE PART DELIVERED OR SERVICE RENDERED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, (2) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE,
      (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER, ITS ASSIGNEES OR ANY OF THEIR EMPLOYEES, ACTUAL OR IMPUTED, AND (4) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, SPARE PART OR OTHER THING, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY AIRCRAFT, SPARE PART OR OTHER THING OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES. FOR THE PURPOSE OF THIS
      ARTICLE 5(k), "SELLER" SHALL MEAN MANUFACTURER, FOKKER SERVICES, FOKKER INDUSTRIES AS WELL AS SELLER.

      However this clause shall not in any way limit Buyer's right to recover any amount according to Article 10 of the GTA, including those costs covered under any judgment of the ICC.

(l) The warranty set forth herein is personal to Buyer and shall not be assigned or transferred in whole or in part except with the prior written consent of Seller.

(m) In the event that any part of the provisions of this Article is held ineffective or unenforceable, Seller shall advise Buyer of the implications thereof and the effect on the terms and conditions of this Article.

ARTICLE 6          Vendor Warranties

(a) Vendor Parts purchased by Buyer from Seller shall be subject to the warranty conditions of the particular Vendor of such Vendor Parts.

(b) If Vendor Parts are modified by Seller and due to such modification the warranty conditions of the Vendor of such Vendor Parts are invalidated, such warranty conditions shall be enforceable by Buyer against Seller. In such case the provisions of Seller's warranty as set forth in Article 5(e) through (m) shall be applicable.

(c) If Buyer has made a warranty claim under a Vendor warranty in accordance with the conditions set forth in such warranty, and the Vendor defaults in the performance of any material obligation contained in such warranty, Buyer may request Seller for assistance in Buyer's actions against such Vendor and shall provide Seller with (1) Buyer's official claim report and any evidence supporting Buyer's claim against such Vendor and (2) reasonable proof that such a default has occurred.

                                  ATTACHMENT B

                             STANDARD CONDITIONS FOR
                     AIRCRAFT COMPONENT REPAIR AND OVERHAUL

                             CONTENTS - ATTACHMENT B

       ARTICLE           Title                                    Page
       -------           -----                                    ----

       1                 Definitions                                 3

       2                 Arranging Component Repair and Overhaul     3

       3                 Delivery                                    5

       4                 Warranty                                    6

       5                 Repair Station Warranty                     9

ARTICLE 1          Definitions

The following capitalized terms used in this Attachment without definition shall have the following meanings:

Component          means any self-contained part, combination of parts,
                   sub-assembly or unit, which performs a distinctive function necessary to the operation of a system.

Investigation      Report means a report which states the possible cause of a malfunction or describes observed damage of a Component and provides detailed findings with regard to rectification of said malfunction or sampling requirements.

Overhaul means the restoration of a Component in accordance with the instructions in the relevant manual therefor.

Repair means the restoration of a defective Component to a serviceable condition only.

Repair Station means Fokker Services' repair facilities located at Amsterdam, with FAA Repair Station Certificate No. CL5Y83M, and at Woensdrecht, with FAA Repair Station Certificate No. NQ1Y357K.


ARTICLE 2          Arranging Components Repair and Overhaul

(a)   Ordering Procedure

      Buyer shall place a written order ("Order"), if at all after receipt by Buyer of a quotation from Seller stating an estimate of costs involved, including all relevant costs and leadtimes, for each Component sent to Seller to arrange Repair or Overhaul. Each Order shall contain an adequate description of the Component, the reason for removal and the requested action, including an order number, part number, quantity, nomenclature, serial number, number of hours consumed since factory-new or last Repair or Overhaul, number of landings, modifications carried out in the Component, and any non-mandatory modifications Buyer wishes incorporated in the Component at the time of Repair or Overhaul. Seller reserves the right to return any Component to Buyer at Buyer's expense for which Seller does not receive an Order.

(b)   Order Acknowledgment

      An Order is not binding upon Seller unless accepted by Seller in writing ("Order Acknowledgment") or repaired or overhauled by Seller.

(c)   Modification Standard

      Seller shall cause incorporation of all mandatory modifications as indicated by the relevant airworthiness authority due at the time of Repair or Overhaul. Seller shall cause Buyer to be informed of all such modifications incorporated during Repair and/or Overhaul.

(d)   Price

      Seller shall charge Buyer the amount for the Repair, Overhaul or Service related thereto, plus, if the Repair or Overhaul is not to be performed by the Repair Station, Seller's then current handling fee for making such arrangements as disclosed in the quotation.

(e)   Beyond Economical Repair

      if the cost of Repair or Overhaul of any Component will exceed sixty per cent (60%) of Seller's latest factory-new sales price for such Component, then the Component shall be deemed "beyond economical repair" and Seller shall advise Buyer accordingly, provided Seller receives notice from the Repair Station or the repair station not being Fokker Services Promptly following any such advice, Buyer shall provide Seller with one of the following instructions:

      (1)   Repair or Overhaul at Buyer's expense;

      (2)   Destroy without compensation to Buyer; or

      (3)   Return to Buyer at Buyer's expense without Repair or Overhaul.

      Seller will dispose of the Component without compensation to Buyer, if Buyer fails to provide the required instruction within two weeks after Seller's advice.

      Buyer shall pay Seller for any work performed on such a Component prior to the determination that it is beyond economical repair. The failure of Seller to give the advice described in this Section is not an undertaking to limit the charges with respect to an Overhaul or Repair to an amount less than 60% of the latest factory-new sales price of such Component.

(f)   Shop-Finding Report

      A Shop-Finding Report shall be provided by Seller at no additional charge for any Component that Seller sends to the Repair Station for Repair or Overhaul.

(g)   Investigation Report

      Seller is prepared, at Buyer's request and expense, to obtain Investigation Reports of specific Components sent to the Repair Station for Repair or Overhaul or sampling.

(h)   Order Status Report

      Seller shall issue Order Status Reports at least monthly listing Components sent for Repair or Overhaul including information regarding the status thereof and shipping information with respect to Components Repaired or Overhauled in the monthly reporting period.

ARTICLE 3          DELIVERY

(a)   Delivery to Seller

      Buyer shall bear all costs and expenses and the risks of loss or damage in the transportation of Components to Seller's Facility and during the period the Components are being Repaired or Overhauled. All Components sent to Seller's Facility shall be properly packed and labeled, and freight shall be prepaid by Buyer.

(b)   Delivery to Buyer

      Components shall be re-delivered to Buyer Ex-works Seller's Facility. Buyer expressly agrees that Seller may withhold from Buyer any Component for which it has not been paid in accordance with this Agreement.

      Packaging

      Repaired or Overhauled Components shall be packed in suitable packaging.

(d)   Shipment

      (1) If Seller, pursuant to Buyer's request, arranges transportation of any Repaired or Overhauled Components, all costs and expenses incurred by Seller in connection therewith shall be for Buyer's account. To the extent practicable, all shipments of Repaired or Overhauled Components shall be arranged by Seller by air freight, freight payable at destination by Buyer.

      (2) All shipments of Repaired or Overhauled Components shall be accompanied by packing documents indicating Buyer's Order number, quantity shipped, part number, keyword and total value.

      (3) Upon request, Seller shall inform Buyer, as soon as practicable, about shipping arrangements made.

(e)   Certification

      Upon completion of Repair or Overhaul, Seller shall return the Component to Buyer accompanied by an FAA Form 8130-3, if the Repair or Overhaul was performed by the Repair Station or, in the event the Repair or Overhaul was performed by a repair station not being Fokker Services, by the airworthiness documentation supplied by such repair station.

ARTICLE 4          Warranty

(a)   General

      (1) Seller does not Repair or Overhaul Components, but arranges the Repair or Overhaul by the Repair Station or a repair station not being Fokker Services.

      (2) Subject to the limitations and conditions hereinafter set forth, Seller warrants that each Component Repaired or Overhauled by the Repair Station shall at the time of delivery by Seller be free from defects in material and workmanship involved in the Repair or Overhaul (hereinafter collectively referred to as "defects").

(b)   Exceptions

      Seller shall be relieved from its warranty obligations under this Article 4 with respect to the particular defect if the defect results from:

            (a) Buyer's failure to operate and maintain the Component or the Aircraft in which the Component was installed in accordance with Buyer's maintenance and operating programs approved by the airworthiness authority having jurisdiction over Buyer and Seller's written instructions; or

            (b) the Component being used in combination with any part not specifically approved by Seller, unless Buyer furnishes reasonable evidence that use of such part was not a direct or indirect cause of the defect.

(c)   Warranty and Notice Periods

      The warranty period is the later of (i) (6) months or five hundred flight hours, whichever expires first, or (ii) (if) in the event Article 5 hereunder is applicable, the period of warranty given by the repair station not being Fokker Services, after delivery of the Component to Buyer.

(d)   Return and Notification

      Buyer's remedy and Seller's obligation and liability under this Article 4, with respect to each defect, are also conditioned upon Buyer fulfilling to as much as reasonably possible, with respect to each Component, the requirements set forth in Article 5(d)(2) of Attachment A. Seller shall notify Buyer in accordance with Article 4(i) of the disposition of each such claim. However in the event Buyer does not fulfill any or all of the requirements set forth in Article 5(d)(2) of Attachment A, Seller reserves the right to reject subject warranty claim.

(e)   Remedies

      Buyer's remedy and Seller's obligation and liability under this Article 4, with respect to each defect, are limited to the repair or correction of such defect in the Repaired or Overhauled Component

(f)   Returned Items

      Every repair and correction described in Article 4(e) shall be performed at Seller's expense with reasonable care and dispatch in order that the Component involved will not be out of service longer than necessary.

      Buyer shall pay the cost of transportation (in accordance with common industry practices) to Seller's Facility or such other place as may be mutually agreeable of any Component claimed to be defective. Seller shall reimburse Buyer for all freight charges incurred by Buyer in connection with such return of any Component determined to be defective under the terms of this Article 4. Seller will pay all freight charges (in accordance with common industry practices) for the return to Buyer of any Component repaired or corrected or of any replacement Component.

      Title to and risk of loss of or damage to any Component returned by Buyer to Seller shall at all times remain with Buyer, except as to loss or damage chargeable to Seller according to applicable law, provided that, in no event shall Seller be liable for loss of use or any other indirect or consequential damages. Under this Article 4(f), the party that has the risk of loss or damage with respect to any Component shall have the responsibility of providing adequate insurance for said Component.

(g)   Wear and Tear

      Normal wear and tear and the need for regular maintenance and overhaul shall not constitute a defect under this warranty. The warranty period set forth in Article 4(c) shall not apply to items such as rubber parts, filters, shelf life limited parts or similar items which Seller demonstrates are unable to meet such standards because of their ultimate design life or function (determined by the state of the art at the time of design).

(h)   Seller's Nonresponse

      If Buyer is not notified by Seller of the applicability of Buyer's warranty claim within thirty (30) days after receipt by Seller of the claim including all written information required by Article 4(d) and the defective Component if so requested by Seller, the defect shall be deemed covered by Seller's warranty.

(i)   Applicability of Seller's Warranty

      It is Seller's intention that replacement, repair or correction of Components claimed by Buyer to be defective be implemented with the least possible delay and to this end any action taken by Seller, prior to completion of its review of Buyer's warranty claim, shall not prejudice Seller's right thereafter to dispute the applicability of Seller's warranty to any item so replaced, repaired or corrected and to recover its reasonable costs and expenses in connection therewith in the event that Seller's warranty is determined not to apply.

(j) THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER AND REMEDIES OF BUYER SET FORTH IN THIS ARTICLE AND ARTICLE 5 OF THIS ATTACHMENT d ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF SELLER, ITS ASSIGNEES AND EACH EMPLOYEE THEREOF AND RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST SELLER, ITS ASSIGNEES OR ANY OF THEIR EMPLOYEES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMITY OR DEFECT IN, OR DELAY IN DELIVERY OF, ANY COMPONENT OR SERVICE RENDERED BY SELLER FOR THE REPAIR OR OVERHAUL OF SUCH COMPONENT, UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS, (2) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLER, ITS ASSIGNEES OR ANY OF THEIR EMPLOYEES, ACTUAL OR IMPUTED, AND (4) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, COMPONENT OR OTHER THING, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY AIRCRAFT, COMPONENT OR OTHER THING OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES. FOR THE PURPOSE OF THIS ARTICLE 4(j), "SELLER" SHALL MEAN MANUFACTURER, FOKKER SERVICES, FOKKER INDUSTRIES AS WELL AS SELLER.

(k) The warranty set forth herein is personal to Buyer and shall not be assigned or transferred in whole or in part except with the prior written consent of Seller.

(l) In the event that any part of the provisions of this Article is held ineffective or unenforceable, Seller shall advise Buyer of the implications thereof and the effect on the terms and conditions of this Article

ARTICLE 5    WARRANTY REPAIR STATION OTHER THEN FOKKER SERVICES

Seller shall use its best efforts to obtain from repair stations other then Fokker Services performing Repairs or Overhauls arranged by Seller adequate warranties enforceable by Buyer; provided that Seller does not guarantee that such a warranty will be extended by the Repair Station with respect to any particular Repair or Overhaul.

                                  ATTACHMENT C

               STANDARD CONDITIONS FOR TECHNICAL SUPPORT SERVICES

This text is deleted intentionally, as the technical support services will be agreed by the Customized Service Package.

Until the finalization of the Customized Service Package between Midway Airlines Co. and Fokker Services Inc., the terms in the General Terms Agreement GTA-Midway-FS-0103, Attachment C dated May 10, 1996 will govern the technical support services.

                                  ATTACHMENT D

             STANDARD CONDITIONS FOR DOCUMENTATION FOR THE AIRCRAFT

This text is deleted intentionally, as the documentation support services will be agreed by the Customized Service Package.

Until the finalization of the Customized Service Package between Midway Airlines Co. and Fokker Services Inc., the terms in the General Terms Agreement GTA-Midway-FS-0103, Attachment D dated May 10, 1996 will govern the documentation support.

                     [LETTERHEAD OF FOKKER SERVICES, INC.]

April 1, 1997


Midway Airlines Corporation
3000 W Moran Street
Suite 1200

Attention: Jonathan Waller

Subject: Customized Service Agreement

Dear Mr. Waller:

Enclosed please find your copy of the Customized Service Agreement with Fokker Services, Inc. for your files. This agreement is in addition to your previously signed Letter Agreement with our company.

As always, Fokker Services, Inc. looks forward to being of service to you and your organization. If you have any questions, please feel free to call me.

Sincerely,



/s/ Henk Kleef

Henk Kleef
Managing Director

encl.
HK:cls

                          Customized Services Agreement

                                       for

                           Midway Airlines Corporation


Customized Services Agreement

The attached services agreement offered by Fokker to Midway Airlines Corporation consists of two major areas, being 1. Technical support and 2. Material supply.


--------------------------------------------------------------------------------
Continued Service Agreement           - 1 -                    February 14, 1997
Midway Airlines Corp.

This Customized Services Agreement (hereinafter the "Agreement") is entered into effective as of July 1,1996 by and between Midway Airlines Corporation ("Midway"), and Fokker Services, Inc., ("Fokker"), and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

Fokker will provide Midway with the technical support services and material supply as set forth herein.

The Letter Agreement LA-Midway-FS-0103 (herein after the "LA"), a copy of which is attached hereto and incorporated herein by reference, shall apply to this Agreement, unless specifically indicated otherwise herein. If there is a conflict between the terms of this Agreement and the terms of the LA, this Agreement shall control. All defined terms used in this Agreement shall have the same meanings as the definitions set forth in the LA unless otherwise provided herein.

Fokker has the right to have any or all of the services described herein executed by Fokker Services B.V. at its facilities in The Netherlands. In such event, Fokker shall remain primarily liable for such services as if it had performed such services itself. This will not in any way mean that a contractual relation shall exist between Midway and Fokker Services B.V.

1.    Technical support

      The products and services to be provided by Fokker in the area of technical support are split into the following three categories:

      1.    Continued Airworthiness Services Agreement

      2.    Maintenance and Operational Documentation

      3.    Engineering and Operational Support

      A more detailed description of the content of each of these categories is given below.

    1.1. Continued Airworthiness Services Agreement

      ARTICLE 1. Subject matter and services to be provided.

      In order to support Midway to maintain a continued airworthy operation of any aircraft operated by Midway and manufactured by Fokker Aircraft B.V. or its affiliates (principally including Fokker 100 or Fokker 70 aircraft), Fokker will support Midway in meeting the requirements regarding the availability of up-to-date airworthiness data for Midway's Aircraft by providing the following baseline documentation and services package:


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Continued Service Agreement           - 3 -                    February 14, 1997
Midway Airlines Corp.

      1. All-Operator Messages (AOM's) intended to rapidly alert operators to fleet airworthiness issues and resolution of these issues.

      2. Technical or Operational Notices which address airworthiness issues not requiring the same level of urgency as AOM's, but which nevertheless may require certain measures at short notice.

      3.    All Service Bulletins (SB's) which are issued.

            Note: For those SB's issued in the form of a pro-forma, only the pro-forma section of the SB (i.e. the planning information) will be covered by this service.

      4.    All Service Letters/Notices to Operators which are issued.

      5. A document listing the disposition of Vendor Service Bulletins as determined by Fokker Services in its capacity as the holder of the type certificates of the Aircraft.

      6. Updates to the Service Experience Digest which provides data and background information on commonly experienced technical and operational in-service issues. This information is of great value to the operator in quickly and effectively resolving in-service problems as they arise, thereby improving availability of the Aircraft and lowering costs.

      7. Manual Change Notifications for maintenance and operational manuals which are recommended from an airworthiness standpoint, and/or which result from the introduction of a modification mandated by the Dutch Airworthiness Authorities (The RLD). This may be applicable (but is not limited to) the following manuals:

            - Aircraft Maintenance Manual            (AMM),

            - Structural Repair Manual               (SRM),

            - wiring Manual                          (WM),

            - Troubleshooting and Schematics Manual  (TSSM),

            - Aeroplane Flight Manual                (AFM).

      Note: the actual documentation revisions are not part of the services of this Article 1.

      8. Utilization Data. This document is issued twice a year and contains registration and utilization data for every Fokker commercial aircraft delivered (all types).

      9. Engineering, Maintenance, and Operational Support with a maximum of man-hours per year (incl. AOG-service 24 hours a day) as set forth in Article 1.3. below.

      10. Maintenance Requirements documents, namely the Maintenance Review Board (MRB) and Maintenance Planning Document (MPD) for the Fokker 70/100, including applicable revisions.

      As a member of the Continued Airworthiness Service Agreement, Midway will be invited to participate in the Maintenance Steering Committee, Structures Working Group meetings, etc.


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Continued Service Agreement           - 4 -                    February 14, 1997
Midway Airlines Corp.

      1.2. Maintenance and Operational Documentation

      Fokker will continue to support the complete maintenance and operational documentation package as available to Midway before the bankruptcy of Fokker N.V.

      With this service Fokker ensures that the applicable aircraft documentation is maintained to the latest revision status. It offers Midway an integrated and fast response to relevant changes and enables Midway to maintain its Aircraft safe and economically and includes:

      Alterations of technical contents to reflect Fokker current recommendations and procedures based on worldwide gained experiences, and incorporation of;

      o     All outstanding Temporary Revisions;

      o     Mandatory Fokker Service Bulletins in the pre/post status;

      o Optional Fokker Service Bulletins in the pre/post status after notification by Midway;

      o Publication Change Requests (correction of technical errors, major omissions and efficiency improvements);

      o All corrections to maintain a safe and airworthy aircraft as dictated by Airworthiness Directives (AD) issued by the Netherlands Department of Civil Aviation (RLD).

The above mentioned is applicable to all documentation listed in Midway Documentation Revision Services Package. This package is specified later in this paragraph. Temporary Revisions (TR's), Service Bulletins (SB's), Service Letters (SL's) and Service Experience Digest (SED's) will be issued throughout the year as necessary or reasonably required. The other documents will be revised with a maximum of two revisions each year. All man-hours, expenses, production or other costs related to the aforementioned updates and changes are included in the firm and fixed price of the Customized Services Agreement for the duration of contract.

Revision of manuals as result of Customer Originated Changes (COC's) will be provided on an on-request basis. In each case will be preceded by a quotation and delivery date.

Fokker has developed CD-ROM as a media for part of the documentation (Aircraft Maintenance Manual (AMM) and Illustrated Parts Catalogue (IPC)).

In addition to the Continued Airworthiness Service Agreement the Midway Documentation Revision Services Package includes:

1. The one-time integration of the Transwede- and Midway-microfilm manuals of the Fokker 100 aircraft with serial numbers 11321, 11323, 11329 and 11330 for the following customized manuals: Aircraft Maintenance Manual (AMM), Illustrated Parts Catalog (IPC), Wiring Manual (WM) and Troubleshooting and Schematics Manual (TSSM). After this integration, each of these manuals will reflect the status of all current 12 Midway Fokker 100 aircraft per manual.

2. A maximum of two revisions per year for the following maintenance and operational manuals in the specified quantities per medium (hard-copy and microfilm);


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Continued Service Agreement           - 5 -                    February 14, 1997
Midway Airlines Corp.

        Manual                                 Qty        Qty     Qty
        ------                                 ---        ---     ---
                                               Hard-copy  M'film  Silvernegative
                                               ---------  ------  --------------

      - Aircraft Maintenance Manual (AMM)      1          1       1

      - Illustrated Parts Catalog (IPC)        1          1       1

      - Wiring Manual (WM)                     1          1       1

      - Troubleshooting and Schematics Manual
        (TSSM)                                 4          1       1

      - Aircraft Flight Manual (AFM)           12         -       -

      - Structural Repair Manual (SRM)         2          3       -

      - Non-Destructive Testing Manual (NDT)   2          1       -

      - Consumable Material List (CML)         2          1       -

      - Component Maintenance Manual (CMM)     3          -       -

      - Illustrated Tool and Equipment Manual
        (ITEM)                                 1          1       -

      - Powerplant Build-up Manual (PBM)       2          -       -

      - Maintenance Planning Document (MPD)    2          -       -

      - Aircraft Operating Manual (AOM)        4          -       -

      - Weight and Balance Manual (WBM)        2          -       -

      - Quick Reference Handbook (QRH)         10         -       -

      - Master Minimum Equipment List (MMEL)   2          -       -

The revisions will cover changes in the technical content due to;

-     outstanding Temporary Revisions

- mandatory Service Bulletins and/or other airworthiness related changes issued by the Dutch airworthiness authorities (RLD).

1.2.1. General

      (a) Documentation furnished to Midway is solely for the purpose of operation, repair and overhaul of the Aircraft or a part thereof, including applicable support equipment. The use of any Documentation shall be at Midway's sole risk provided, that Fokker has the obligation to submit technical correct information. In case Midway performed in full compliance with any instructions or Documentation issued by Fokker or any subsequent amendments thereto and it can be provided that Midway carrying out of such instructions resulted in damage to any Aircraft, Fokker will be hold liable for the cost necessary to rectify or replace such damage or part of the Aircraft.

      (b) Nothing contained in the Documentation shall be deemed to convey to Midway a right or license under patents or intellectual property rights held or controlled by Fokker.

      (c) Midway does not have the right to reproduce Documentation or have it reproduced other than for Midway's own use.

      (d) Documentation is delivered Ex-works Fokker's Facility in Atlanta, GA, USA or another Fokker Facility in the USA.

      (e)   Midway shall not disclose the Documentation except as permitted by
            Article 9 of the LA.


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Continued Service Agreement           - 6 -                    February 14, 1997
Midway Airlines Corp.

1.3.  Engineering and Operational Support

      This service provides day-to-day support on technical and operational issues in order to assist Midway in achieving high levels of availability with their Fokker fleet. Aspects which will be covered by this service include;

      o Assistance in troubleshooting in-service defects and provision of advice utilizing the fleetwide experience available to Fokker Services;

      o Development and written RLD-approval of deviations from approved data when requested and technically feasible. This would include assistance in the development of Alternate Means of Compliance (AMOC's) to mandatory SB's, the provision of No Technical Objection statements for alternative procedures, materials, and/or allowable limits, and the design of repairs beyond the scope of those published in the relevant manuals;

      o Clarification of maintenance and operational procedures and provision of advanced versions of such procedures when required to safeguard operational availability;

      o Investigating, in consultation with Midway, the feasibility of possible product improvements required to improve the cost/availability performance of the Fokker fleet;

            Note : The actual development of a product improvement falls outside the scope of this service and will be subject to a separate agreement between Midway and Fokker on a case-by-case basis.

This service will be provided from the facilities of Fokker Services B.V. in the Netherlands, although on-site assistance can also be arranged at Midway's request.

For AOG-situations outside Amsterdam office hours, engineering and operational support is still available via the Fokker Services Continuous Support Desk;

Phone: (international)+31.20.60.54200, Telefax: (international)+31.20.60.52030.

In addition to the [***] man-hours for the Continued Airworthiness Services Agreement, Midway will receive [***] man-hours per Aircraft per year. With the current fleet of 12 Aircraft, this results in a total of [***] man-hours per year. Fokker will notify Midway in advance when support requested by Midway hereunder is likely to exceed [***] man-hours of time and will obtain Midway's specific authorization to proceed prior to commencing the services. In case Midway does not use its yearly allotment for a specific year, Midway is allowed to transfer all remaining man-hours to the following year up to a maximum of [***] man-hours. Fokker will provide an overview of used man-hours to Midway every two months.

However Midway will have for the period until June 30, 1997 a total of [***] man-hours available as yearly allotment. All man-hours used by Midway before December 19,1996 will be free of charge and are not considered to be part of this remaining allotment.

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Continued Service Agreement           - 7 -                    February 14, 1997
Midway Airlines Corp.

1.3.1. On-site assistance: If Midway requires to have Technical Support Services or part thereof to be performed at a facility designated by Midway:

(1) all reasonable and customary additional costs and expenses connected with assignment of Fokker's personnel such as reasonable and customary board and lodging, daily subsistence, daily transportation and round trip air transportation for Fokker's personnel in accordance with Fokker's company regulations for staff travel shall be borne by Midway.

(2) Midway shall provide to Fokker's personnel suitable office facilities, on-line communication (telephone, telex and facsimile) and other necessary services (such as copying machine and nonexclusive secretarial assistance), if required. The facilities and services as mentioned above, and the use thereof, shall be made available at no cost to Fokker.

1.3.2, Field Service When requested by Midway, Fokker shall furnish field service representative(s) to advise Midway on maintenance and operation of the Aircraft. Such representative(s) shall act in an advisory capacity only and are not employees or agents of Midway.

(1) Such assistance shall be provided at or near Midway's main maintenance facility. The field service representative(s) will be assigned to Midway's main base of operation or major designated line station for the period of the contract on an exclusive basis. Further visits will take place on a non-exclusive basis by Fokke's local residential representative. The costs and period of the field service specialist(s) assistance period will be mutually agreed upon between Midway and Fokker. The costs will be separately invoiced from the flat fee per Aircraft.

(2) Midway shall furnish, at no additional charge to Fokker, suitable office space, including office furniture, non-exclusive secretarial assistance, provisions and assistance for installing computer systems and one (1) telephone lines as well as one (1) telecopier line.

(3) In the event services are required from the representative away from Midway's main maintenance or designated line station facilities, all reasonable costs in connection therewith shall be borne by Midway.

(4) During each period of one (1) full year the field service representative(s) is/are advising Midway hereunder, he/she together with his/her direct family up to a total of four (4) family members, including the representative will be permitted to make two (2) round flights between Midway's main maintenance or designated line station facilities and Schiphol Airport, Amsterdam, The Netherlands. Airline tickets will be made available by Midway at no additional costs to Fokker provided such field representative gives Midway 45 days advance notice of his/her travel dates, times and other reasonably necessary information.

      All of the above provisions shall apply as appropriate for any location where Midway determines field service representative(s) should be stationed.

      The cost for the use of communication equipment for (inter)national transmissions shall be for the account of Midway.

1.3.3. Flight Operations Procedure Fokker will amend Midway's Aircraft Flight Manual to incorporate a limitation change (reference F28 Mk0100 AFM subsection 2.08.01) from "Minimum height during non-precision approach: 500 Ft" to "Maximum demonstrated height loss during non-precision approaches: 105 Ft."


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Continued Service Agreement           - 8 -                    February 14, 1997
Midway Airlines Corp.

2.    Material supply

      Fokker will supply vendor as well as proprietary parts, tooling and other ground support equipment, Fokker modifications kits, and Fokker structural parts kits for damage repairs. Fokker's Component Repair & Overhaul division offers complete repair and overhaul services for all structural parts (e.g. ailerons, rudders, etc.), as well as Line Replaceable Units (LRU's) for avionics, electronics, mechanical instruments and hydraulic systems. A wide range of communications equipment, flight control computers, flight augmentation systems, and fuel and hydraulic components as well as flight data recorders and inertial navigation systems, can be processed by this division.

      Customized Material Support includes various other services such as:

      -     Material flighthour agreements;

      -     Lease service for insurance parts and loan tools.

2.1.  Distribution Centers

      Two key Spares Centers serve Fokker's material support and component repair & overhaul services. Major Spares inventories for Fokker aircraft are located at Schiphol Airport Amsterdam, the Netherlands and at Hartsfield Airport, Atlanta GA, USA for delivery within North America.

2.2.  AOG/Critical orders

      Fokker offers a 24-hours a day, seven days a week emergency spare parts supply service to facilitate prompt delivery to AOG (Aircraft On Ground) and Critical (imminent AOG or work stoppage) situations.

      Customers are informed within four hours of action being taken on AOG's, and within 24-hours on Critical Orders, in accordance with the World Airline Suppliers Guide.

2.3.  Communications

      Please send all orders and inquiries for material support to:

      Fokker Services Inc.
      5169 Southridge Parkway
      Suite 100,
      Atlanta, GA 30349
      USA
      Phone +1.770.991.4600
      Fax   +1.770.991.4608


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Continued Service Agreement           - 9 -                    February 14, 1997
Midway Airlines Corp.

2.4.  Availability of major airframe Darts for damage repairs

      During the term of this Agreement, Fokker will make available for Midway's purchase suitable Spare Parts in quantities sufficient to meet Midway's needs for normal repairs and spares inventory replacement for its Fokker fleet.

      Fuselage parts shall be covered in Fokker's stock. Fokker shall restock skin-panels for the F100 Aircraft within 3 months following the execution of this Agreement. Fokker's stock shall at all times contain the structural insurance parts for continued worldwide coverage of damage repairs.

      Fokker will replenish the stock of insurance parts as required from time to time, it being understood that nothing herein shall be construed in a way as to restrict Fokker from selling insurance parts to other Fokker operators so long as the stock of such parts is promptly replenished.

2.5.  Sales

      All sales of spare parts, component repair & overhaul services are subject to the Letter Agreement LA-Midway-FS-0103.

3.    Term

      The term of this Agreement shall run for a period of 5 years, effective as of July 1,1996, unless terminated by Midway upon ninety (90) day advance written notice to Fokker.

4.    Fees, Adjustments and Payments

4.1.  Flat Fee Per Aircraft

The fee for technical support services, the provision of the maintenance and operational documentation package, the provisioning of engineering and operational support, the provision of material supply related services and Midway's membership in the Continued Airworthiness Services Agreement shall be [***] per year for each Fokker 100 aircraft (the "Flat Fee Per Aircraft") operated by Midway during the term of this Agreement, subject to adjustment and additional charges as provided in this Article 4. The Flat Fee Per Aircraft is fixed without taking into account the yearly, hourly utilization of the Aircraft. The Flat Fee per Aircraft shall be prorated for any Aircraft by Midway for less than the yearly period July 1 -June 30 on the basis of Midway's operation of such Aircraft during such period compared to 12 months.

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Continued Service Agreement           - 10 -                   February 14, 1997
Midway Airlines Corp.

4.2. Adjustments to the Flat Fee Per Aircraft

4.2.1. Fleetsize adjustments The Flat Fee Per Aircraft is based upon Midway's operation of a fleet of less than [***] Fokker 100 aircraft during any year. Adjustments to the Flat Fee Per Aircraft shall thus be made as follows:

      (a) if Midway operators [***] or more Fokker 100 aircrafts during the year, the Flat Fee Per Aircraft payable hereunder shall be reduced to [***] for that year;

      (b) If Midway operates [***] or more Fokker 100 aircraft during the year, the Flat Fee Per Aircraft payable hereunder shall be reduced to [***] for that year;

4.2.2 Yearly price escalation The above mentioned Flat Fee Per Aircraft (1-1-1996 price level) is subject to a yearly escalation rate in an amount equal to the yearly composite number for Metal- and electrical engineering as published in `The Monthly Bulletin of Socioeconomic' from Statistics Netherlands Voorburg/Heerlen and a maximum of three (3) percent per year. In November, the Index rate to be used for the upcoming calendar year, will be specified. For 1997 the escalation rate will be 1.5%.

Engineering and documentation support above and beyond the yearly man-hour allotment will be charged at a rate of [***].

4.3. Payments

Midway shall pay the Flat Fee Per Aircraft in arrears in monthly installments of U$ 16,500 (sixteen thousand and five hundred dollars). All payments shall be made in US Dollars. The payment schedule for the Customized Services Agreement to Fokker Services Inc. will be as follows:

Before March l, 1997:         [***]

                              (being the agreed upon fee for the first six monthly payment of the Customized Services
                              Agreement: [***]

Per April 1, 1997, and
every Month thereafter
unto, January 1, 1998         [***]
and every Month thereafter
unto, including
July 1, 2001                  [***] the yearly escalation
correction;

4.4. Reports

Midway shall report utilization data to Fokker every 3 (three) months period during the term of this Agreement in a mutually agreed format and the same shall be reported to Fokker within 30 days of the end of each preceding quarterly period for such preceding quarterly period.


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Continued Service Agreement           - 11 -                   February 14, 1997
Midway Airlines Corp.

IN WITNESS WHEREOF the parties have entered into this Agreement effective as of the 1st day of July 1996 until June 30, 2001 unless otherwise agreed in writing.

Midway Airlines Corporation            Fokker Services Inc.



By: /s/ J S Waller                     By: /s/ G. Hamers
    ---------------------------            ---------------------------------

Title: SENIOR VICE PRESIDENT           Title: President
       GENERAL COUNSEL

Place: Durham, N.C. USA                Place: Amsterdam

Date: February 18, 1997                Date: 25 March 1997


By:                                  By: /s/ H.J. Kleef
    ---------------------------          ----------------------------------

Title:                               Title: Managing Director
      -------------------------

Place:                               Place: Atlanta
      -------------------------

Date:                                Date: March 14, 1997
     --------------------------


    ---------------------------


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Continued Service Agreement           - 12 -                   February 14, 1997
Midway Airlines Corp.